Exhibit 10.3

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. 24b-2

PRICE RISK MANAGEMENT, ORIGINATION,
AND MERCHANDISING AGREEMENT

THIS PRICE RISK MANAGEMENT, ORIGINATION AND MERCHANDISING AGREEMENT (the “Agreement”) is entered into as of June 1, 2015 (the “Effective Date”) by and among FCStone Merchant Services, LLC (“FCStone”), a Delaware limited liability company with its principal office at 2829 Westown Parkway, Suite 100 West Des Moines, Iowa 50266, and Agri-Energy, LLC (“Company”), a Minnesota limited liability corporation with its principal office at 502 S. Walnut, Luverne, MN 56156 (each a “Party” and collectively, the “Parties”).

RECITALS:

A.

Company is a purchaser of corn at a plant located in Luverne, MN (the “Company Plant”). Company is a producer of isobutanol, ethanol, distillers grains, syrup, and other products collectively referred to herein as “Output Product”.

B.	FCStone is a services company with the ability to originate and merchandize commodities and provide related logistical, and risk management services.
C.

It is desired that FCStone shall originate the entire input of the corn used by the Company Plant during the Term of this Agreement at a price delivered to Company Plant determined as provided herein and that certain related services be provided by FCStone to Company.

D.

Company owns and operates grain storage bins (to the extent such bins are leased by Company to FCStone and located at the Company Plant, the “Grain Bins”) at the Company Plant, and Company and FCStone are simultaneously with the execution of this Agreement, entering into that certain Grain Bin Lease Agreement (the “Bin Lease Agreement”) pursuant to which FCStone will lease a portion of the grain bins to store the Subject Feedstock (as defined below), prior to title of the Subject Feedstock transferring to Company upon Company’s purchase, as more fully set forth below.

E.

Company is to pre-pay FCStone for the Subject Feedstock prior to removing from the Grain Bins, but may now or hereafter become indebted to FCStone for various obligations hereunder, including without limitation, reconciliation payments pursuant to Section 3 of this Agreement, and Service Fees pursuant to Section 4 of this Agreement, and Company desires to grant to FCStone a security interest (“Security Interest”) in the Collateral, as defined in Section 5 of this Agreement, as more fully set forth below.

LEGAL_US_W # 82280013. 3

NOW, THEREFORE, IT IS AGREED AS FOLLOWS BETWEEN THE PARTIES:

1.Scope. This Agreement relates to the entire input to the Company Plant of corn grain (“Subject Feedstock”). FCStone hereby agrees to develop and implement an origination program for the Subject Feedstock whereby FCStone will supply the Subject Feedstock for the Company Plant on the terms set forth herein.

2.Agreement To Sell Subject Feedstock. FCStone agrees to sell to Company, and Company agrees to purchase from FCStone, the entire volume of Subject Feedstock required by the Company Plant during the Term; provided, that FCStone shall be required to purchase Subject Feedstock only on terms and conditions approved by the Company verbally, by email, or in writing, in each case, in advance of each purchase of Subject Feedstock by FCStone. The per bushel price that the Company will pay for the Subject Feedstock will be calculated pursuant to the following: (1) the sum of (a) the cash purchase price paid by FCStone to the supplier of the Subject Feedstock so long as such purchase is on terms and conditions approved by the Company verbally, by email, or in writing, in each case, in advance of such purchase of Subject Feedstock by FCStone, plus (b) all reasonable costs for assemblage, delivery, and off-loading, plus (c) all federal, state, or local taxes (other than taxes based on the income of FCStone) incurred in the purchase of the Subject Feedstock, plus (d) all other government tariffs or assessment fees, import/export handling fees, and inspection fees associated with the Subject Feedstock; divided by (2) the number of bushels of Subject Feedstock in the applicable purchase transaction (the “Purchase Price”).

3.Payment Terms. The following payment terms shall apply to the Subject Feedstock purchased by the Company from FCStone:

(a)Provisional Payment. On or before Monday of each week, FCStone shall make a provisional sale to Company for all the Subject Feedstock the Company plans to consume on Tuesday and Wednesday of that week. On or before Wednesday of each week, FCStone shall make a provisional sale to Company for all the Subject Feedstock the Company plans to consume on Thursday and Friday of that week. On or before Friday of each week, FCStone shall make a provisional sale to Company for all the Subject Feedstock the Company plans to consume on Saturday, Sunday, of that week and Monday of the immediately following week. On Monday of each week, Company shall make a corresponding provisional payment to FCStone for Subject Feedstock to be delivered to the Company Plant for Tuesday and Wednesday of that week. On Wednesday of each week, Company shall make a corresponding provisional payment to FCStone for Subject Feedstock to be delivered to the Company Plant for Thursday and Friday of that week. On Friday of each week, Company shall make a corresponding provisional payment to FCStone for Subject Feedstock to be delivered to the Company Plant for Saturday, Sunday of that week and Monday of the immediately following week. The amount that the Company shall pay FCStone on Monday, Wednesday and Friday of each week, shall be the Purchase Price of the Subject Feedstock, determined on a first-in-first-out (or FIFO) basis, plus the Service Fee (as defined below). Upon receipt of Company’s payment, FCStone will deliver an electronic receipt indicating the price and quantity of Subject Feedstock for which Company has paid. Title to the corresponding quantity of Subject Feedstock will transfer to the Company upon the earlier of (i) receipt by FCStone of Company’s payment and (ii) its removal from the Grain Bin by the Company and delivery of a confirmation from

LEGAL_US_W # 82280013. 3

Company to FCStone indicating the exact amount of Subject Feedstock removed. Company shall not be entitled to any service or other fee from FCStone for expenses or charges related to removal of the Subject Feedstock from the Grain Bins. The provisional payments set forth in this paragraph shall be subject to the reconciliation set forth in paragraphs (b) and (c).

(b)Monthly Reconciliation. Within five (5) days of the end of each month, FCStone shall reconcile their records with Company by determining the actual amount of Subject Feedstock delivered and consumed by the Company for the previous month. The Parties shall enter into a supplemental financial settlement so that the correct amount is paid for each shipment in accordance with the terms of Exhibit B. If a sum is due to Company, FCStone shall pay Company the amount due within three (3) business days of the determination. If a sum is due to FCStone (such an amount, the “Reconciliation Obligation”), Company shall pay any amount invoiced within three (3) business days of receipt of the invoice.

(c)Final Settlement. Upon termination of the Agreement whether by expiration of both Terms, or otherwise, the Parties shall proceed to complete all open transactions and a final settlement of all amounts due shall be made between them as promptly as circumstances permit.

(d)Netting. FCStone may request from time to time, that all amounts to be paid or received under this Agreement be netted against amounts to be paid or received elsewhere in this Agreement or the Bin Lease Agreement, if such other payments are scheduled to occur within 5 days after the scheduled payment date hereunder.

4.*Compensation. In addition to the per bushel price paid by Company for the purchase of the Subject Feedstock pursuant to Section 3, Company shall pay to FCStone for its services hereunder an amount equal to [***] total Subject Feedstock purchased by Company (the “Service Fee”).

5.Security Interest. As security for the payment and performance of all indebtedness, liabilities and obligations of Company to FCStone under this Agreement, including, without limitation, the Reconciliation Obligation, Service Fee and the Costs of Collection (as defined below), whether now existing or hereafter arising, absolute or contingent, direct or indirect, due or to become due, including (collectively, the “Secured Obligations”), Company hereby grants to Secured Party a Security Interest in all Subject Feedstock that is located in Grain Bins (other than Subject Feedstock over which title and ownership has been deemed to have transferred to Company) to be sold to the Company pursuant to this Agreement and the identifiable cash proceeds thereof (collectively, the “Collateral”). The term “Costs of Collection” shall include the costs, including reasonable attorneys’ fees, associated with defending, protecting or enforcing FCStone’s rights in any bankruptcy proceeding, including the costs of litigating the dischargeability of all or any portion of the Secured Obligations, the cost of litigating the amount, validity, or secured status of FCStone’s claim, the cost of litigating the avoidability of any allegedly preferential or fraudulent transfer, the cost of any litigation concerning conformation of a plan of reorganization, and the cost of litigating the applicability of or seeking relief from the automatic stay.

* Confidential Treatment RequestedCompany authorizes FCStone to file any documents, including a UCC-1 financing statement, and take any action necessary to perfect its security interest granted by this Agreement.

LEGAL_US_W # 82280013. 3

6.Authorized Representatives.

Company shall designate one or more representatives in writing who shall be authorized and directed to make purchasing, delivery, and risk management decisions for Company (the “Company Representatives”). All directions, transactions and authorizations given by such representative to FCStone shall be binding upon Company. FCStone shall be entitled to rely on the authorization of such persons until it receives written notification from Company that such authorization has been revoked.

FCStone shall designate one or more representatives who shall be authorized and directed to make decisions under this Agreement for FCStone (the “FCStone Representatives”). All directions, transactions and authorizations given by such representative to Company shall be binding upon FCStone. Company shall be entitled to rely on the authorization of such persons until it receives written notification from FCStone that such authorization has been revoked.

7.Allocation of Responsibilities for Subject Feedstock Origination.

(a)The Parties agree to cooperate in good faith to establish and administer a program whereby Company’s need to merchandise its outputs and manage price risk for corresponding inputs is efficiently satisfied and the risks thereof appropriately managed.

(b)It is understood that the quantity of the Subject Feedstock shall be determined by Company’s production schedule and that no warranty or representation has been made by Company as to the exact quantities of Subject Feedstock pursuant to this Agreement.

(c)The Parties will mutually agree upon scheduling of deliveries to Company Plant and Grain Bins, and the quantity of Subject Feedstock delivered (the “Delivery Schedules”). The Delivery Schedules may be modified in writing as mutually agreed in writing by the Company and FCStone at any time. FCStone will arrange for the Subject Feedstock to arrive at the Company Plant, and Company shall be responsible, at Company’s expense, to offload the Subject Feedstock from the delivery vessel into the Grain Bins.

(d)The Parties shall mutually agree upon a forecast of the quantity of Subject Feedstock that the Company intends to purchase from FCStone and the timing of delivery of such Subject Feedstock (“Forecast”). The Forecast may be modified at any time by Company by providing written notice to FCStone.

(e)Parties agree that all mix and blend revenue, shrink, and grain condition is for the account of the Company

(f)Company will keep FCStone informed on anticipated and actual production, plant logistics and inventory.

LEGAL_US_W # 82280013. 3

(g)Company shall notify FCStone immediately of any disruptions or anticipated disruptions in the operation of the Company Plant. Upon receipt of any such notice FCStone shall undertake reasonable efforts to mitigate freight, demurrage and other expenses caused by Company Plant disruptions, but Company shall reimburse FCStone for certain reasonable costs that cannot be avoided by reasonable efforts in mitigation.

(h)If any Party terminates this Agreement for any reason, both Parties will be responsible to complete any existing contracts.

8.Transparency. Company at all times will have access to all documentation pertaining to the calculation of the Purchase Price of Subject Feedstock, including but not limited to, invoices from the supplier to FCStone, delivery manifests, and tariff and tax statements, and may audit the same with commercially reasonable notice to FCStone.

9.Insurance.

(a)*Company warrants to FCStone that all employees or contractors at the Company Plant shall be covered as required by law by worker’s compensation and unemployment compensation insurance, with limits not less than [***].

(b)*Company agrees to maintain throughout every Term of this Agreement (i) comprehensive general liability insurance and umbrella or excess liability insurance coverage, insuring both bodily injury and property damage with combined single limits of not less than [***], (ii) hazard or property insurance providing all risk or special coverage in an amount sufficient to replace (replacement cost) the Company Plant, the Grain Bins, the Subject Feedstock, work-in-process, and Output Product. Company shall cause FCStone to be named as an additional insured on Company’s insurance policies and shall provide a certificate of insurance to FCStone to establish the coverage maintained by Company not later than June 12, 2015.

(c)FCStone agrees to carry such insurance on its vehicles operating on Company’s property as Company reasonably deems appropriate. The Parties acknowledge that FCStone may elect to self-insure its vehicles. Upon request, FCStone shall provide certificates of insurance to Company to establish the coverage maintained by FCStone.

(d)* Confidential Treatment RequestedNotwithstanding the foregoing, nothing herein shall be construed to constitute a waiver by either Party of claims, causes of action or other rights which either Party may have or hereafter acquire against the other for damage or injury to its agents, employees, invitees, property, equipment or inventory, or third party claims against the other for damage or injury to other persons or the property of others.

LEGAL_US_W # 82280013. 3

10.Limitations on FCStone Responsibility.

(a)To the extent FCStone provides services relating to accounting systems, sole responsibility for the accuracy and completeness of Company’s books and financial statements shall remain with Company. FCStone shall not be deemed to attest in any way to the accuracy of Company’s books and financial statements.

(b)FCStone assumes no responsibility for tax advice, tax planning, or tax returns or tax reporting.

11.Books and Records. FCStone shall keep and maintain complete, accurate and detailed records of all transactions made under this Agreement, and Company shall have the right to audit and copy all such books, records and accounts of FCStone in any way relating to transactions hereunder, upon reasonable notice to FCStone. In the event that Company challenges the accuracy of any calculation by FCStone under this Agreement, Company shall have the right to have an independent third party auditor, reasonably acceptable to FCStone under a reasonable non-disclosure agreement, audit on Company’s behalf the relevant accounts, books and records of FCStone, to the extent necessary in order to verify the accuracy of any invoice, statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement, through the expiration of one (1) year following the expiration or termination of this Agreement. The cost for such audit shall be borne by Company unless the sums paid by Company to FCStone or FCStone are in error by more than 1/10 percent (.1%), in which case FCStone shall bear the cost of such audit. In addition, if as a result of the audit it is determined that any sum is due under the terms of this Agreement to either Party such amount shall be due and payable immediately with interest at the rate of 5% per annum.

12.Public Disclosure. Any public announcements concerning the transactions contemplated by this Agreement shall be approved in advance by FCStone and Company, except for disclosures required by law, in which case the disclosing Party shall provide a copy of the disclosure to the other Party prior to its public release.

13.Term and Termination.

(a)The initial term of this Agreement shall commence on the date hereof and shall continue for a period of 18 months (18) months (the “Term”). Each such Term will automatically renew for additional Terms of one (1) year unless Company gives notice of non-renewal in writing to FCStone at least one (1) month prior to the end of the initial Term or renewal Term that is then in effect. Except as otherwise provided in subsections 13(d), 13(e), 13(f), 13(g), or 13(i), and upon notice of non-renewal or termination, this Agreement shall be deemed to be terminated on the expiration of the Term (including any renewals of the Term).

(b)The Parties may extend or shorten the Term of this Agreement at any time by modification agreement executed by both Parties in writing.

LEGAL_US_W # 82280013. 3

(c)If either Party shall at any time fail to make payment when due of any sum owing to the other Party under this Agreement, the other Party may suspend performance under this Agreement without terminating this Agreement, until payment in full of all sums due is made, or if the other Party so elects, it may also give notice of termination as provided in subsection 13(d) or subsection 13(e) for such cause.

(d)This Agreement may be terminated by Company in the event of material breach of any of the material terms hereof by FCStone, by written notice specifying the breach, which notice shall be effective thirty (30) days after it is given unless the receiving Party cures the breach within such time.

(e)This Agreement may be terminated by FCStone in the event of material breach of any of the material terms hereof or of the Bin Lease Agreement by Company, by written notice specifying the breach, which notice shall be effective thirty (30) days after it is given unless the receiving Party cures the breach within such time.

(f)In the event any Party (“the non-performing Party”) shall (i) file a petition or otherwise commence or authorize the commencement of a proceeding or case under any bankruptcy, reorganization, or similar law for the protection of creditors or have any such petition filed or proceeding commenced against it, (ii) otherwise become bankrupt or insolvent, or (iii) be unable to pay its debts as they become due, then the other Party (the “performing Party”) shall have the right immediately and thereafter as long as such condition continues to terminate this Agreement and any unperformed contracts, including but not limited to, any contracts for delivery of commodities or other contracts for future performance between the non-performing Party and the performing Party by notice in writing to the non-performing Party. The performing Party’s rights under this provision shall be in addition to, and not in limitation or exclusion of, any other rights which the performing Party may have (whether by agreement, operation of law or otherwise), including any right and remedies under the Uniform Commercial Code. [see indemnity in Section 17]

(g)In addition to any other method of terminating this Agreement, either Party may unilaterally terminate this Agreement at any time if such termination shall be required by any regulatory authority, and such termination shall be effective on the thirtieth (30th) day following the giving of notice of intent to terminate.

(h)If Company terminates this Agreement for any cause other than breach by FCStone as provided in Section 13(d), (where FCStone is the non-performing Party), or 13(g), then Company shall pay FCStone the full costs of settling all open contracts. If Company terminates this Agreement for cause due to breach by FCStone as provided in Section 13(d), (where FCStone is the non-performing Party), or 13(g), then FCStone shall bear the full costs of settling all open contracts.

(i)Either party may terminate this Agreement within the first 6 months of the Effective Date by providing at least 30 days notice.

LEGAL_US_W # 82280013. 3

14.Licenses, Bonds, and Insurance. Each Party represents that it now has and will maintain in full force and effect during the Term of this Agreement, at its sole cost, all necessary state and federal licenses, bonds and insurance in accordance with applicable state or federal laws and regulations.

15.Limitation of Liability. EACH PARTY UNDERSTANDS THAT NO OTHER PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS HEREUNDER. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (X) FOR ANY ACT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR (Y) FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, IN EACH CASE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE AND INTERRUPTION OF BUSINESS.

16.Disclaimer. Company understands and agrees that FCStone and FCStone make no warranty respecting legal or regulatory requirements and risks. Company shall obtain such legal and regulatory advice from third parties as it may deem necessary respecting the applicability of legal and regulatory requirements applicable to Company’s business.

17.Indemnity.

(a)Except as otherwise provided in Section 13(h), Company agrees to indemnify FCStone and its brokers, officers, agents and employees and hold them harmless from and against any claims, demands, liability or expense, including attorneys’ fees and other litigation expenses arising out of intentionally wrongful or negligent acts or omissions by Company or its agents, officers, directors and employees in connection with the performance of Company’s obligations under this Agreement (“Claims”); provided however, that Company shall have no obligation to FCStone with respect to any Claims that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of FCStone or its officers, directors, employees, attorneys, or agents.

(b)Company acknowledges that in order to maximize the total revenue to be generated through the purchase of Subject Feedstock, FCStone may take positions by buying Subject Feedstock in anticipation of Company consuming the Subject Feedstock. Notwithstanding the fact that FCStone’s obligation is to provide Subject Feedstock for the Company Plant, the Parties acknowledge that FCStone may suffer losses as a result of positions taken by FCStone if Company discontinues operations for any reason whatsoever excluding Force Majeure, provided FCStone has taken all commercially reasonable steps to avoid loss. Therefore, Company shall indemnify, defend and hold FCStone and its officers, directors, employees and agents harmless from any and all losses, liabilities, damages, expenses (including reasonable attorney’s fees), costs, claims, demands (“Indemnified Claims”) that FCStone or its officers, directors, employees, or agents may suffer, sustain or become subject to as a result of any purchase of Subject Feedstock or other positions taken by FCStone in accordance with the Delivery Schedule requested by the Company if the Company subsequently changes or

LEGAL_US_W # 82280013. 3

discontinues such Delivery Schedule as a result of discontinued operations of the Company for any reason whatsoever excluding Force Majeure; provided. however, that Company shall have no obligation to FCStone with respect to any Indemnified Claims (i) to the extent that a court of competent jurisdiction finally determines such Indemnified Claims to have resulted from the gross negligence or willful misconduct of FCStone or its officers, directors, employees, attorneys, or agents or (ii) to the extent that FCStone has not taken all commercially reasonable steps to avoid loss.

(c)FCStone agrees to indemnify Company and its brokers, officers, agents and employees and hold them harmless from and against any claims, demands, liability or expense, including attorneys’ fees and other litigation expenses, arising out of intentionally wrongful or negligent acts or omissions by FCStone or its agents, officers, directors and employees in connection with the performance of FCStone’s obligations under this Agreement; provided. however, that FCStone shall have no obligation to Company with respect to such claims that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Company or its officers, directors, employees, attorneys, or agents.

(d)FCStone acknowledges that in order to maximize the total revenue to be generated through the production of Output Product, Company may take positions by selling Output Products in anticipation of FCStone acquiring for purchase the Subject Feedstock. Notwithstanding the fact that FCStone’s obligation is to purchase the Subject Feedstock for the Company Plant, the Parties acknowledge that Company may suffer losses as a result of positions taken by Company if FCStone discontinues operations for any reason whatsoever excluding Force Majeure, provided Company has taken all commercially reasonable steps to avoid loss. Therefore, FCStone shall indemnify, defend and hold Company and its officers, directors, employees and agents harmless from any and all losses, liabilities, damages, expenses (including reasonable attorney’s fees), costs, claims, demands that Company or its officers, directors, employees, or agents may suffer, sustain or become subject to as a result of any positions taken by Company if FCStone fails to make Subject Feedstock available to Company in accordance with the Delivery Schedules and Forecasts; provided, however, that FCStone shall have no obligation to Company with respect to such claims (i) to the extent that a court of competent jurisdiction finally determines such claims to have resulted from the gross negligence or willful misconduct of the Company or its officers, directors, employees, attorneys, or agents or (ii) to the extent that Company has not taken all commercially reasonable steps to avoid loss.

18.Nature of Relationship. FCStone and Company are independent parties. There is no relationship of partnership, joint venture, employment, franchise, or agency between the Parties, and neither Party shall make any representation to the contrary. Under no circumstances shall either Party be liable for the debts or obligations of the other Party (including without limitation any bank financing, tax-exempt bonds or trade debt incurred by either Party) or for the wages, salaries, or benefits of either Party’s employees, and both Parties hereby agree to indemnify, defend, and hold harmless each other from and against the same. Except as otherwise expressly provided herein, each Party shall be solely and exclusively responsible for its own expenses and costs of performance.

LEGAL_US_W # 82280013. 3

19.Notices and Payments.

(a)All invoices, statements, notices, and written communications made pursuant to this Agreement shall be sent by first class, registered, certified or express mail, return receipt requested, postage prepaid, or by comparable delivery service, or by hand, or by facsimile (with the original sent by first class mail) as follows:

FCStone: FCStone Merchant Services, LLC 2829 Westown Parkway – Suite 100 West Des Moines, IA 50266 ATTN: Greg Clark PHONE: 515-273-3747 FAX: 515-223-3709	Copy to: FCStone Merchant Services, LLC 2829 Westown Parkway – Suite 100 West Des Moines, IA 50266 ATTN: David Bolte PHONE: 515-223-3797 FAX: 515-327-5213
Company: Agri-Energy, LLC 502 South Walnut Ave, Luverne, MN 56156

Copy to:
Gevo, Inc.
345 Inverness Drive South
Building C, Suite 310
Englewood, CO 80112
Attn: Chief Financial Officer
Facsimile No.: (303) 858-8431

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
4747 Executive Drive
Suite 1200
San Diego, CA 92121
Attn: Teri O’Brien, Esq.
Facsimile No.: (858) 458-3131

(b)Either Party may modify any information specified in this Section by giving written notice to the other Party.

(c)All written communications made as provided herein shall be deemed given upon receipt by the Party to which addressed which, in the case of facsimile, shall be deemed to occur by the close of the Business Day on which the same is transmitted or such earlier time as is confirmed by the receiving Party. All payments due under this Agreement shall be deemed received upon their unconditional availability as good funds in the payment account of the receiving Party.

LEGAL_US_W # 82280013. 3

(d)Payment between the Parties shall be made by wire transfer in accordance with the following wire instructions, until subsequent instructions are given by written notice between the Parties:

20.Amendment. This Agreement may be amended, modified or supplemented only by prior mutual agreement, confirmed in writing and signed by both of the Parties.

21.Force Majeure. No Party shall be liable for any failure or delay in performance of its obligations hereunder, other than a payment obligation, when such failure or delay is caused by or results from an event beyond its reasonable control, such as Acts of God or the public enemy, acts or demands of any government or governmental agency having jurisdiction, strikes, lockouts, labor disturbances, equipment malfunction or breakdown, fires, floods, accidents or other unforeseeable causes; provided, however, that during such period of time as a force majeure event is causing FCStone to fail or delay in the performance of its obligations hereunder, Company shall have the right to contract with other third parties to provide such services.

22.Waiver. Any failure of FCStone or Company to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by FCStone or Company, as the case may be, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

23.Confidentiality.

As used in this Agreement, “Confidential Information” means any information, technical data or know-how (including, but not limited to, information relating to research, products, software, services, development, inventions, processes, engineering, marketing, techniques, customers, pricing, internal procedures, business and marketing plans or strategies, finances, employees and business opportunities) disclosed by one Party to the other in any form whatsoever (including, but not limited to, in writing, in machine readable or other tangible form, orally or visually): (i) that has been marked as confidential; (ii) the confidential nature of which has been made known by the disclosing Party to the recipient, in writing or orally, and if orally, with specific written notification to the recipient of such oral disclosure within three days thereafter; or (iii) that due to its character, nature, or method of transmittal, a reasonable person under like circumstances would treat as confidential. The Parties each agree to keep in confidence and prevent disclosure to any person outside its respective organization, or any person within its organization not having a reasonable need to know, all Confidential Information.

Information shall not be deemed to be Confidential Information to the extent that it is (i) in the public domain at the time of disclosure or is subsequently made available by the disclosing Party to the general public without restriction; (ii) known to the receiving Party at the time of disclosure without restrictions on its use or independently developed by the receiving Party and there is adequate documentation to demonstrate either condition; or (iii) used or disclosed with the prior written approval of the disclosing Party.

LEGAL_US_W # 82280013. 3

The receiving Party may disclose the other Party’s Confidential Information pursuant to a statutory or regulatory requirement or a court order; provided, however, that (i) the receiving Party will notify the other Party of the obligation to make such disclosure in advance of the disclosure in order that the other Party will have reasonable opportunity to object to such disclosure; and (ii) the receiving Party requests confidential treatment of such disclosed Confidential Information.

The receiving Party’s obligations under this Agreement with respect to Confidential Information that it has received shall continue for a period of five years after the expiration or termination of this Agreement.

Nothing in this Agreement is intended to restrict or prevent Company from disclosing the terms hereof to credit analysts, rating agencies, bond insurers, lenders, noteholders, and prospective lenders and investors in connection with the financing or refinancing of the Plant.

24.Validity. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

25.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts-of-laws rules thereof.

26.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to FCStone and Company.

27.Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and the successors and assigns of the entire business and goodwill of FCStone or Company. Neither Party may assign this Agreement without the express consent of the other Party except that (i) no such consent shall be required in connection with a sale, merger or any acquisition of the entire business of any Party; (ii) Company expressly consents that FCStone may assign to any other majority owned subsidiary of International FCStone, Inc.; and (iii) FCStone expressly consents that Company’s rights and other interests hereunder is and/or may be pledged or assigned as security in connection with the financing or refinancing of the Company Plant.

28.NGFA Trade Rules to Apply. Except as otherwise expressly provided herein, this Agreement and all contracts and confirmations for delivery of Subject Feedstock shall be subject to the Trade Rules of the National Grain and Feed Association (“NGFA”).

LEGAL_US_W # 82280013. 3

29.Arbitration. Except for disputes arising out of futures or other customer accounts with FCStone, which shall be exclusively governed by the relevant dispute resolution provisions of the customer account agreements, the Parties agree that the sole remedy for resolution of any and all disagreements or disputes arising under this Agreement, including but not limited to, any statutory or tort claims arising from the relationship of the Parties, shall be through arbitration proceedings before the NFGA under NGFA Arbitration Rules. The decision and award determined through such arbitration shall be final and binding upon the Parties. Judgment upon the arbitration award may be entered and enforced in any Court having jurisdiction thereof. The Parties agree that any arbitration conducted hereunder shall be governed by the Federal Arbitration Act, 9 United States Code §§ 1-16, as now existing or hereinafter amended.

30.Entire Agreement. This Agreement is the entire understanding of the Parties concerning the subject matter hereof, and it may be modified only in writing signed by the Parties. All commodities futures, options, and swap transactions shall be subject to the customer or master agreements between Company and FCStone, its affiliates, or others. The Parties may enter into other agreements in writing, including but not limited to service agreements, customer agreements and master agreements with respect to commodity futures options and swaps.

31.Validity. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

32.No Fiduciary Duty. This Agreement is not intended to, and does not, create or give rise to any fiduciary duty on the part of any Party to any other Party.

33.Limitation of Actions. No action, regardless of its nature or form, arising from or in relation to this Agreement may be brought by either Party more than two (2) years after the cause of action has arisen, or, in the case of an action for nonpayment, more than two (2) years from the date the last payment was due. The Parties submit to the exclusive jurisdiction of the state and federal courts serving the city of Wilmington, Delaware, except that in actions seeking to enforce any order or any judgment of such courts, such personal jurisdiction shall be nonexclusive.

LEGAL_US_W # 82280013. 3

DATED AND EXECUTED AS OF THIS 1st DAY OF June, 2015.

AGRI-ENERGY, LLC

BY:    /s/ Mike Willis_____________________
Name: Mike Willis
Title: Chief Financial Officer

FCSTONE MERCHANT SERVICES, LLC

BY:   /s/ Greg Clark______________________
Name: Greg Clark
Title: Vice President

LEGAL_US_W # 82280013. 3

EXHIBIT A

SPECIFICATIONS AND STANDARDS

Yellow Corn

Discount Tables

Foreign Material
	Begin	End
FM	3.10	4.00	3.00	cents discount per bushel
FM	4.10	5.00	6.00	cents discount per bushel
FM	5.10	6.00	10.00	cents discount per bushel
FM	6.10	7.00	14.00	cents discount per bushel
FM	7.10	8.00	18.00	cents discount per bushel

Moisture
	Begin	End
MO	15.60	15.69	0.90	cent discount per bushel
MO	15.70	15.79	1.80	cents discount per bushel
MO	15.80	15.89	2.70	cents discount per bushel
MO	15.90	15.99	3.60	cents discount per bushel
MO	16.00	16.09	4.50	cents discount per bushel
MO	16.10	16.19	5.40	cents discount per bushel
MO	16.20	16.29	6.30	cents discount per bushel
MO	16.30	16.39	7.20	cents discount per bushel
MO	16.40	16.49	8.10	cents discount per bushel
MO	16.50	16.59	9.00	cents discount per bushel
MO	16.60	16.69	9.90	cents discount per bushel
MO	16.70	16.79	10.80	cents discount per bushel
MO	16.80	16.89	11.70	cents discount per bushel
MO	16.90	16.99	12.60	cents discount per bushel
MO	17.00	17.09	13.50	cents discount per bushel
MO	17.10	17.19	14.40	cents discount per bushel
MO	17.20	17.29	15.30	cents discount per bushel
MO	17.30	17.39	16.20	cents discount per bushel
MO	17.40	17.49	17.10	cents discount per bushel
MO	17.50	17.59	18.00	cents discount per bushel
MO	17.60	17.69	18.90	cents discount per bushel
MO	17.70	17.79	19.80	cents discount per bushel

LEGAL_US_W # 82280013. 3

Test Weight
	Begin	End
TW	53.00	53.90	2.00	cents discount per bushel
TW	52.00	52.90	4.00	cents discount per bushel
TW	51.00	51.90	6.00	cents discount per bushel
TW	50.00	50.90	8.00	cents discount per bushel

Damage
	Begin	End
DM	5.10	6.00	1.50	cents discount per bushel
DM	6.10	7.00	3.00	cents discount per bushel
DM	7.10	8.00	4.50	cents discount per bushel
DM	8.10	9.00	6.00	cents discount per bushel
DM	9.10	10.00	7.50	cents discount per bushel

LEGAL_US_W # 82280013. 3

EXHIBIT B

The following report shall be used to determine the actual amount of Subject Feedstock delivered and consumed by the Company for the previous month.

Gevo monthly corn inventory and usage report

LEGAL_US_W # 82280013. 3